UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 31, 2005

HEI, Inc.

(Exact Name of Registrant as Specified in Charter)

Minnesota	0-10078	41-0944876

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

PO Box 5000, 1495 Steiger Lake Lane, Victoria, Minnesota 55386

(Address of Principal Executive Offices, Including Zip Code)

Registrant’s telephone number, including area code: (952) 443-2500

N/A

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Receipt of Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard or Actions to Transfer a Listing.
SIGNATURES

Item 3.01 Receipt of Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard or Actions to Transfer a Listing.

     On May 31, 2005, HEI, Inc. (the “Company”) received a letter from the Listing Qualifications Department of The Nasdaq Stock Market, Inc. (“Nasdaq”) confirming resolution of a concern Nasdaq had raised regarding the terms of the Company’s private placement of its Series A Convertible Preferred Stock (“Preferred Stock”), which closed on May 9, 2005. In connection with the private placement, the Company issued to the investors five-year warrants to purchase in the aggregate up to 522,152 shares of the Company’s common stock at an exercise price in excess of the closing share price on May 9, 2005 (the "Warrants”). Nasdaq took the position that, because the Warrants were immediately exercisable, the Company did not comply with the shareholder approval rule set forth in Marketplace Rule 4350(i)(1)(D). Subsequently, investors holding Warrants to purchase in the aggregate up to 152,500 shares agreed not to exercise such Warrants until after November 9, 2005. Consequently, in its May 31, 2005 letter to the Company, Nasdaq stated that the Company has regained compliance with Marketplace Rule 4350(i)(1)(D) and that the matter is now closed.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEI, INC.
Date: June 2, 2005	by /s/ Timothy Clayton
Timothy Clayton
Chief Financial Officer (Duly Authorized Officer)